EX-99.h.i.c

AMENDMENT TO THE FUND SERVICES AGREEMENT

This AMENDMENT (this “Amendment”) to the FUND SERVICES AGREEMENT of December 21, 2016 (as amended from time to time, the “Agreement”) by and among JPMORGAN CHASE BANK, N.A. (“J.P. MORGAN”) and OSI ETF TRUST, for itself and on behalf of its various series listed on Schedule A thereto (each, a “Customer”), is entered into and shall be effective as of August 1          , 2018 among the same parties (each to be referred to herein as a “Party” and collectively, the “Parties”).

WITNESSETH:

WHEREAS, the Parties entered into the Agreement pursuant to which the Bank was appointed to provide certain fund services to each Customer; and the Parties now wish to revise and update the Agreement to revise certain services thereunder;

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and legal sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions. Terms defined in the Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

2.	Amendments. The Agreement shall be amended as follows:

a.	Schedule 2 (Fund Administration Services) of the Agreement is removed and replaced in its entirety with Schedule 2 (Fund Administration Services) attached hereto.

b.	Except as expressly provided herein, no other changes or modifications to the Agreement are intended or implied, and in all other respects the Agreement is hereby specifically ratified, restated and reaffirmed by the Parties.

3.	Representations: Each Party represents to the other parties that all representations are deemed to be given or repeated by each Part, as the case may be, on the date of this Amendment.

4.	Integration/Effect of Amendment. This Amendment and any instrument and agreements delivered pursuant hereto constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof, and supersede all prior oral and written communications with respect to the subject matter hereof and thereof. To the extent that any provisions of the Agreement is inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

5.	Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of New York excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

6.	Counterparts. This Amendment may be executed in any number of counterparts and any such counterpart shall be deemed an original, but all such counterparts constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date set forth above.

OSI ETF TRUST

By:	/s/Kevin Beadles
Name:	Kevin Beadles
Title:	President, OSI ETF Trust

JPMORGAN CHASE BANK, N.A.

By:	/s/Kevin Powers
Name:	Kevin Powers
Title:	Executive Director

Schedule 2     Fund Administration Services

A.	Portfolio Compliance Service.

1.	Subject to the timely availability of accurate data, J.P. Morgan will perform testing of the Fund’s portfolio compliance:

(i)	on a daily basis with respect to such investment restrictions and other regulatory requirements as are agreed in writing by the Customer and J.P. Morgan.

(ii)	on a quarterly basis with respect to the requirements of Section 851 of the Internal Revenue Code and applicable Treasury Regulations for qualification as a regulated investment company; and

will report its findings to the Customer from time to time as agreed between the parties (the “Portfolio Compliance Service”).

2.	J.P. Morgan is providing the Portfolio Compliance Service as a reporting service to the Customer to assist it in the oversight of the Funds and is not acting in a fiduciary capacity for the Funds. Accordingly, J.P. Morgan shall have no liability for any Liabilities (including investment losses) incurred by the Customer or any Fund resulting from the reliance by the Customer (or any other person) on the accuracy or completeness of the Portfolio Compliance Service.

B.	Financial Reporting Services.

J.P. Morgan will prepare the reports and filings below for the review and approval by the Customer’s officers and will file such documents with the SEC upon receipt of approval from the Customer’s officers.

1.	Semi-Annual and Annual Reports.

J.P. Morgan will prepare financial information for the Funds’ semi-annual reports, annual reports and financial statements for routine prospectus updates.

2.	24f-2 Notices.

J.P. Morgan will prepare the annual Rule 24f-2 Notice.

3.	Form N-PORT.

J.P. Morgan will prepare Form N-PORT on a monthly basis.

4.	Form N-CEN.

J.P. Morgan will prepare Form N-CEN on a annual basis.

5.	Form N-CSR.

J.P. Morgan will compile information for Form N-CSR on a semi-annual basis.

6.	Additional Services.

The following services are available by arrangement between the Customer and J.P. Morgan (and subject to additional fees): pro forma statements and in-house type-setting and publishing.

C.	Tax Services.

J.P. Morgan will provide the following tax services, subject to the review and approval of the Customer, the Investment Adviser and/or the Funds’ auditors.

1.	Preparation of Certain Documents:

J.P. Morgan shall prepare the following for review and approval by the Customer:

(i)	Fiscal and excise tax provisions in accordance with the Internal Revenue Code and applicable rules and regulations;

(ii)	Federal (Form 1120-RIC), state income tax return for state of incorporation (or additional states as agreed, subject to additional fees) and excise tax returns (Form 8613) (including filings by extended due dates) and file;

(iii)	Year end re-characterizations, such as return of capital, foreign tax credit, qualified dividend income and tax exempt percentages for Form 1099- DIV;

(iv)	All applicable data required for year end shareholder reporting requirements, such as income by state, income by country, treasury income;

(v)	Calculation of income/capital gain distributions (in compliance with income/excise tax distribution requirements) in accordance with the Internal Revenue Code and any applicable rules and regulations;

(vi)	All items regarding liquidations or mergers, including completion of the final tax provisions, returns and calculations of all tax attributes.

2.	Financial Statement Support:

J.P. Morgan will support the Funds’ financial statement process by preparing and reviewing the following:

(i)	Return of Capital Statement of Position (ROC SOP) disclosure.

(ii)	Tax Footnote disclosure that involves tax cost of investments, ROC SOP reclassification, tax character of distributions (comparative table – prior year and current year), distributable earnings, capital loss carry forward (and if applicable, post October loss.

(iii)	60 day notice information required by the Tax Code for foreign tax credit, long-term capital gain designation, tax exempt income, dividend received deduction, qualified dividend income, qualified interest income, and qualified short-term gain.

3.	Additional Services

The following services are available by arrangement between the Customer and J.P. Morgan (and subject to additional fees): REMIC OID calculations, accelerated fiscal or excise tax reporting, additional wash sales processing and analysis (to be performed by GainsKeeper), Passive Foreign Investment Company (“PFIC”) identification services (to be performed by Ernst & Young’s PFIC analyzer product, pursuant to a contractual engagement by Customer with Ernst & Young), mutually agreed upon-tax consulting, assistance with Internal Revenue audits or audits conducted by state taxing authorities, assist and test for ownership charges (based upon mutually agreed upon procedures) and determine personal holding company status, as deemed necessary.

D.	Regulatory Services.

J.P. Morgan will perform the following services subject to the review and approval of the Customer and its legal counsel.

1.	Prospectus/Statement of Additional Information Updates

J.P. Morgan will prepare for review by the Customer post-effective amendments to the Registration Statement for annual update purposes and file with the SEC; prepare draft response to SEC comments and file response letter when a post-effective amendment includes material changes; prepare and file prospectus and statement of additional information stickers as required and coordinate printing and distribution thereof.

2.	Other Regulatory Filings

(a)	Fidelity Bond: J.P. Morgan shall obtain a copy of the Customer’s fidelity bond from the Customer’s insurance broker, and prepare and file with the SEC annually.

(b)	Form N-PX: J.P. Morgan shall obtain the Funds’ proxy voting record information from the vendor designated by the Customer, prepare a draft Form N-PX for review by the Customer and act as liaison with the Customer’s financial printer with respect to its filing.

3.	Board Materials

J.P. Morgan shall prepare for review by the Customer and its legal counsel a production schedule, notice, agenda and all routine Board materials, including Board memoranda and resolutions for regular quarterly Board meetings and distribute the materials to all necessary parties. An officer of J.P. Morgan will attend the Board meetings and draft the minutes thereof for review by the Customer and its legal counsel. J.P. Morgan shall maintain the minutes of all meetings in the corporate records of the Funds.

4.	Calendars

J.P. Morgan shall maintain an annual calendar of Board and Committee meetings and all required SEC filings.

5.	Compliance Manuals

J.P. Morgan shall prepare a draft compliance manual for Customer’s review and approval and prepare and update drafts of Fund compliance procedures for Customer’s review and approval and shall maintain lists of authorized signers, affiliated brokers and prohibited securities lists.

E.	General Administration Services.

1.	Board Materials

J.P. Morgan will prepare or compile Fund performance and expense information, financial reports, and compliance data and information for inclusion in the regular quarterly Board meeting materials.

2.	Dividend Distributions

J.P. Morgan will calculate dividend distributions in accordance with the Funds’ distribution policies and assist the Investment Adviser in making final determinations of distribution amounts.

3.	Expense Accruals

J.P. Morgan will prepare Fund or class expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of average daily net assets (e.g., management, advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (e.g. audit fees, registration fees, directors’ fees).

4.	Expense Payments

Upon Instruction by the Customer’s officer, J.P. Morgan will arrange for the payment of each Fund’s (or class’) expenses.

5.	Reports

J.P. Morgan will report Fund performance to outside statistical service providers as instructed by the Investment Adviser.

6.	Chief Compliance Officer Support

J.P. Morgan will provide annual representation letters in connection with Customer’s obligations under Rule 38a-1 under the 1940 Act and liaise with the Funds’ Chief Compliance Officer as necessary.

7.	SEC Examinations

J.P. Morgan will provide support and coordinate communications and data collection of records and documents held by J.P. Morgan on the Funds’ behalf, with respect to routine SEC regulatory examinations of the Funds.

8.	Non-Executive Officers

J.P. Morgan will furnish appropriate non-executive officers for the Customer, such as assistant treasurers and secretaries.